As filed with the Securities and Exchange Commission on February 1, 2013

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ResMed Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	98-0152841
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

9001 Spectrum Center Blvd.

San Diego, CA 92123

United States of America

(Address of Principal Executive Offices including Zip Code)

RESMED INC. 2009 EMPLOYEE STOCK PURCHASE PLAN

(Full Title of the Plan)

DAVID PENDARVIS Chief Administrative Officer, Global General Counsel and Secretary ResMed Inc. 9001 Spectrum Center Blvd. San Diego, CA 92123 United States of America (858) 836-5000	Copy to: Regina M. Schlatter, Esq. Latham & Watkins LLP 650 Town Center Drive, Twentieth Floor Costa Mesa, California 92626 (714) 540-1235

(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.004 per share	950,000	$43.64	41,458,000	$5,654.87

(1)	The ResMed Inc. 2009 Employee Stock Purchase Plan (formerly known as the 2003 Employee Stock Purchase Plan, as amended) (the “Plan”) currently authorizes the issuance of 4,200,000 shares of our common stock, par value $0.004 (including the shares registered by this registration statement) (the “Common Stock”). We have previously registered 3,250,000 shares of Common Stock for issuance under the Plan. This registration statement is registering the additional 950,000 shares of Common Stock issuable under the Plan, as recently approved by our stockholders. In accordance with Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional shares of common stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction.
(2)	Estimated solely for the purposes of calculating the registration fee under Rule 457(h) and (c) under the Securities Act, and is based on the average of the high and low sales price ($43.64) of the Common Stock, as reported on the New York Stock Exchange on January 31, 2013, for the 950,000 additional shares of Common Stock issuable under the Plan.

Proposed issuances to take place as soon after the effective date of the Registration Statement as practicable.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing with or including in this form S-8 the information called for in part I of form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

The ResMed Inc. 2009 Employee Stock Purchase Plan (formerly known as the 2003 Employee Stock Purchase Plan, as amended) (the “Plan”) currently authorizes the issuance of 4,200,000 shares of our common stock, par value $0.004 (the “Common Stock”), which was recently approved by our stockholders and includes the shares being registered by this registration statement. We previously registered 3,250,000 shares of Common Stock for issuance under the Plan by a registration statement on form S-8 filed with the Commission on April 30, 2004, registration no. 333-1115048 (the “Prior Registration Statement”). The contents of the Prior Registration Statement are incorporated here by reference to the extent not modified or superseded by the Prior Registration Statements or by any subsequently filed document that is incorporated by reference in this registration statement or in the Prior Registration Statements. This registration statement is registering the additional 950,000 shares of Common Stock issuable under the Plan.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 8. Exhibits

See Index to Exhibits included herein.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, ResMed Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on form S-8 and has duly caused and authorized the officers whose signatures appear below to sign this registration statement on its behalf, in the City of San Diego, State of California, USA, and in the City of Sydney, State of New South Wales, Australia on January 31, 2013.

RESMED INC.

By:	/s/ Peter C. Farrell
Peter C. Farrell, Chief Executive Officer and Chairman

By:	/s/ Brett Sandercock
Brett Sandercock, Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Peter C. Farrell and Brett Sandercock as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of January 31, 2013.

Signature	Title

/s/ Peter C. Farrell Peter C. Farrell	Director, Chief Executive Officer and Chairman (Principal Executive Officer)

/s/ Brett Sandercock Brett Sandercock	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Gary W. Pace Gary W. Pace	Director

/s/ Michael A. Quinn Michael A. Quinn	Director

/s/ Christopher G. Roberts Christopher G. Roberts	Director

/s/ Richard Sulpizio Richard Sulpizio	Director

/s/ Ronald Taylor Ronald Taylor	Director

/s/ John Wareham John Wareham	Director

INDEX TO EXHIBITS

EXHIBIT

4.1	Form of Certificate Evidencing Shares of Common Stock (incorporated by reference to the Registrant’s registration statement on form S-1 (No. 33-91094) declared effective on June 1, 1995)

5.1*	Opinion of David Pendarvis

23.1*	Consent of David Pendarvis (included in Exhibit 5.1)

23.2*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24*	Power of Attorney (included in the signature page to this registration statement)

99.1	ResMed Inc. 2009 Employee Stock Purchase Plan (incorporated by reference to exhibit 10.2 of the Registrant’s current report on Form 8-K filed November 23, 2009)

99.2	Amendment to the ResMed Inc. 2009 Employee Stock Purchase Plan (incorporated by reference to Appendix A on the Registrant’s proxy statement dated October 4, 2012)

*	Filed herewith.